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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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GTC BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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175 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2004

        The 2004 Annual Meeting of Stockholders of GTC Biotherapeutics, Inc., or GTC, will be held in the State Street Bank Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, at 2:00 p.m. on Wednesday, May 26, 2004 for the following purposes:

  1.
  To elect two directors to serve until the 2007 Annual Meeting of Stockholders.

  2.
  To approve GTC's Amended and Restated 2002 Equity Incentive Plan.

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only stockholders of record at the close of business on April 2, 2004 are entitled to notice of and to vote at the annual meeting or at any adjournment.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
Nathaniel S. Gardiner Clerk
April 21, 2004

PROXY STATEMENT

        Our Board of Directors is soliciting the enclosed proxy card for use at the 2004 Annual Meeting of Stockholders to be held on Wednesday, May 26, 2004 and at any adjournment. This proxy statement and the accompanying proxy card are first being provided to stockholders of GTC on or about April 21, 2004.

GENERAL INFORMATION

        Who can vote.     You may vote your shares of GTC common stock at the annual meeting if you were a stockholder of record at the close of business on April 2, 2004. On that date, there were 38,470,889 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

        How to vote your shares.     You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

        Proposals to be considered at the annual meeting.     The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors and approval of our Amended and Restated 2002 Equity Incentive Plan.

        Quorum.     A quorum of stockholders is required to transact business at the meeting. A majority in interest of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

        Number of votes required.     The number of votes required to approve the proposals that are scheduled to be presented at the meeting is as follows.

Proposal		Required Vote for Approval
•	Election of a nominee as director.	•	Affirmative votes representing a plurality of the votes cast for or against the nominee.
•	Approval of Amended and Restated 2002 Equity Incentive Plan.	•	Affirmative votes representing a majority of the shares of common stock present or represented at the meeting.

        Abstentions and broker non-votes.     Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the Annual Meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or NASDAQ regulations from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. In voting on the proposal to elect two directors, abstentions, any votes withheld and broker non-votes will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election. In voting on the proposal to approve the Amended and Restated 2002 Equity Incentive Plan, abstentions will count as votes against the proposal and broker non-votes will not be counted as votes against or as shares present or represented at the meeting.

        Discretionary voting by proxies on other matters.     Aside from the proposals for the election of directors and approval of our Amended and Restated 2002 Equity Incentive Plan, we do not know of any other proposals that may be presented at the 2004 Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

        How you may revoke your proxy.     You may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with GTC, Attention: Nathaniel S. Gardiner, our corporate clerk, a written revocation or a duly executed proxy card bearing a later date, or voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

        Expenses of solicitation.     We will bear all costs of soliciting proxies. We have hired a proxy solicitation firm, The Altman Group, to assist us in soliciting proxies. We will pay The Altman Group a fee of $8,000, plus its reasonable out-of-pocket expenses. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

Security Ownership of Certain Beneficial Owners and Management

        The following table and footnotes show the amount of our common stock beneficially owned as of April 2, 2004 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) the Chief Executive Officer and the five other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2003, whom we refer to collectively as the "Named Executive Officers," (iii) our directors and (iv) all of our current executive officers and directors as a group.

        The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before May 31, 2004 by exercising a stock option or other right to acquire shares. Unless otherwise noted, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on April 2, 2004, plus any shares that person could acquire upon the exercise of any options or other rights exercisable on or before May 31, 2004.

5% Stockholders, Directors and Named Executive Officers	Number of Outstanding Shares	Number of Shares Subject to Options, Warrants or Other Rights	Total Number of Shares Beneficially Owned	Percent of Class
Genzyme Corporation (1)	4,924,919	518,324	5,443,243	13.96%
Intrinsic Value Asset Management, Inc. (2)	1,131,100	—	1,131,100	2.94%
Geoffrey F. Cox (3)	68,744	335,000	403,744	1.04%
Robert W. Baldridge	5,075	72,500	77,575	*
Francis J. Bullock	1,000	71,500	72,500	*
James A. Geraghty	51,791	157,103	208,894	*
Pamela W. McNamara	3,800	22,500	26,300	*
Marvin L. Miller	—	22,500	22,500	*
Alan W. Tuck	6,000	49,000	55,000	*
John B. Green (4)	50,124	205,121	255,245	*
Paul K. Horan (5)	60,067	50,000	110,067	*
Gregory F. Liposky (6)	15,779	109,500	125,279	*
Harry M. Meade (7)	52,528	163,996	216,524	*
Daniel S. Woloshen (8)	36,580	95,900	132,480	*
All executive officers and directors as a group (12 persons)	351,488	1,354,620	1,706,108	4.28%

*
Less than 1%.

(1)
Includes four common stock purchase warrants exercisable for 145,000, 288,000, 55,833 and 29,491 shares of GTC common stock at prices of $2.84, $4.88, $6.30 and $6.30 per share, respectively. The address of Genzyme Corporation is 500 Kendall Street, Cambridge, Massachusetts 02142.

(2)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on March 1, 2004. The address of Intrinsic Value Asset Management, Inc. is 522 Wilshire Blvd., Suite D, Santa Monica, California 90401.

(3)
Includes 62,536 shares owned directly by Dr. Cox, 1,000 shares owned jointly with grandson and 5,208 shares beneficially owned by Dr. Cox and held in GTC's 401(k) plan.

(4)
Includes 35,129 shares owned directly by Mr. Green and 14,995 shares beneficially owned by Mr. Green and held in GTC's 401(k) plan.

(5)
Dr. Horan left GTC in January 2004.

(6)
Includes 6,961 shares owned directly by Mr. Liposky and 8,818 shares beneficially owned by Mr. Liposky and held in GTC's 401(k) plan.

(7)
Includes 41,103 shares owned directly by Dr. Meade, 10,486 shares beneficially owned by Dr. Meade and held in GTC's 401(k) plan, and 939 shares held by Dr. Meade's adult son. Dr. Meade disclaims beneficial ownership of the shares held by his son.

(8)
Includes 27,935 shares owned directly by Mr. Woloshen and 8,645 shares beneficially owned by Mr. Woloshen and held in GTC's 401(k) plan.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors has currently fixed the number of directors at seven. Under our Articles of Organization, as amended, our Board is divided into three classes with staggered three year terms, with each class being as nearly equal in number of directors as possible. The directors in each class serve a term of three years each until their successors are elected at the next annual stockholders meeting. At the upcoming annual meeting, two directors, Robert W. Baldridge and James A. Geraghty, have each been nominated to serve a term of office of three years and until a successor is elected and qualified. Each has consented to such nomination and is expected to stand for election. However, if any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board.

        Under our by-laws, directors must be elected by a plurality of votes cast. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election.

        The following table contains biographical information about the nominees for director and current directors whose term of office will continue after the meeting.

Name and Age	Business Experience and Other Directorships	Director Since	Present Term Expires
*Robert W. Baldridge Age: 69	Mr. Baldridge has served as a director since 1994. Mr. Baldridge provided consulting services to GTC from October 1994 to October 2000 and has served as an independent business consultant since June 1988.	1994	2004
*James A. Geraghty Age: 49	Mr. Geraghty has served as a director since February 1993, and held the role of Chairman of the Board of Directors of GTC from January 1998 to July 2001. Mr. Geraghty has served as Senior Vice President, International Development of Genzyme since January 2001 and, prior to that served as President of Genzyme Europe from July 1998 to December 2000. Mr. Geraghty was the President and Chief Executive Officer of GTC from its incorporation in February 1993 until July 1998.	1993	2004
Francis J. Bullock Age: 67	Dr. Bullock has served as a director since 1994. Dr. Bullock is an independent consultant. Prior to that he was a senior consultant with Arthur D. Little, Inc. and with Strategic Decisions Group from September 1993 to March 2003, and a Senior Vice President, Research Operations at Schering-Plough Research Institute from 1981 until August 1993. Dr. Bullock is also a director of Array Biopharma, Inc., a chemical drug discovery services company.	1994	2005

Alan W. Tuck Age: 55
	Mr. Tuck has served as a director since 1993. Mr. Tuck is a partner of The Bridgespan Group, a nonprofit consulting organization where he has worked since April 2001. Mr. Tuck retired in June 2000 as Chief Strategic Officer of Organogenesis Inc., a tissue engineering firm where he had been since July 1997. From September 1996 until July 1997, Mr. Tuck was Executive Vice President and Chief Strategic Officer of Biocode, Inc., a privately-held biotechnology company focused on brand protection technology and, from September 1996 until March 1997, was Chief Strategic Officer of Immulogic Pharmaceutical Corporation, a biotechnology company focused on diseases of the immune system. From February 1992 through May 1996, Mr. Tuck was President and Chief Executive Officer of T Cell Sciences, Inc. Mr. Tuck is also a director of Apogee Technology, Inc., a developer of digital amplifier chip sets.	1993	2005
Geoffrey F. Cox Age: 60
	Dr. Cox has served as Chairman of the Board, Chief Executive Officer and President of GTC since July 2001, after being elected a director in May 2001. From 1997 to June 2001, Dr. Cox was Chairman and Chief Executive Officer of Aronex Pharmaceuticals, Inc, a biotechnology company. In 1984, Dr. Cox joined Genzyme Corporation in the U.K., and in 1988, became Senior Vice President of Operations in the United States. Subsequently, Dr. Cox was promoted to Executive Vice President of Genzyme, responsible for operations and the pharmaceutical, diagnostic and genetics business units until 1997. Prior to joining Genzyme, Dr. Cox was General Manager of U.K. manufacturing operations for Gist-Brocades. Dr. Cox also serves as a director of Nabi Biopharmaceuticals and a member of the Emerging Companies Section Governing Body of the Biotechnology Industry Organization.	2001	2006

Pamela W. McNamara Age: 46
	Ms. McNamara has served as a director since July 2002. Since October 2003, Ms. McNamara has been Chief Executive Officer of CRF, Inc., a clinical trial data management and mobile technology company. Prior to that, Ms. McNamara was a private consultant. Ms. McNamara was appointed Chief Executive Officer of Arthur D. Little, Inc., a global management and technology firm, from 2001 to February 2002, to develop plans to restructure, reorganize or divest the firm's viable business units. In February 2002, Arthur D. Little filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code to provide a framework under which these plans could be executed. Ms. McNamara served as Managing Director of Arthur D. Little from 1997 to 2001, and had been a partner since 1992, focusing on the pharmaceutical and biotechnology industries.	2002	2006
Marvin L. Miller Age: 67	Mr. Miller has served as a director since October 2002. Mr. Miller has been Executive Chairman of Onconova Therapeutics, Inc. since 2002. Mr. Miller retired in 2002 as President and Chief Executive Officer of Nextran, a subsidiary of Baxter Healthcare Corporation. Before joining Nextran in 1995, Mr. Miller served as Vice President of Biotechnology Licensing for the Pharmaceutical and Agricultural Divisions of American Cyanamid Company since 1987. Previously, Mr. Miller was a Vice President of Johnson & Johnson International from 1983 to 1986.	2002	2006

*
Indicates a nominee for election as director.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

        The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the Company and, in so doing, to serve the best interests of the Company and its stockholders. The Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on GTC. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

Independence

        Our Board of Directors has determined that Messrs. Baldridge, Geraghty, Bullock, Tuck, Miller and Ms. McNamara are "independent directors" under the applicable listing standards of the NASDAQ National Market governing the independence of directors.

Board Meetings and Committees

        Our Board of Directors held nine meetings during 2003. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served. Directors are asked to attend each Annual Meeting of Stockholders, barring significant commitments or special circumstances. All directors attended our 2003 Annual Meeting.

Shareholder Communications

        Any shareholder wishing to communicate with our Board of Directors, a particular director or any committee of the Board may do so by sending written correspondence to our principal executive offices, c/o Vice President, Corporate Communications. All such communications will be delivered to the Board or the applicable director or committee chair.

        Our Board has three standing committees: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The members of all our standing committees are non-employee directors.

Audit Committee

        The Audit Committee has authority to select and engage our independent auditors and is responsible for reviewing our audited financial statements, accounting processes and reporting systems and discusses the adequacy of our internal financial controls with our management and our auditors. The Audit Committee also reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The current members of this committee are Messrs. Tuck (Chair) and Baldridge and Ms. McNamara. Our Board of Directors has considered and determined that each of the members of the Audit Committee satisfies the independence and financial literacy requirements under the applicable listing standards of the NASDAQ National Market governing the qualifications of Audit Committee members. The Board has also determined that Mr. Tuck, who has an M.B.A. degree and has served as the chief executive officer of a biotechnology company, qualifies as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission. The Board also noted that Mr. Baldridge has substantial experience in investment banking and consulting and has served as the chief executive officer of a biotechnology company, and Ms. McNamara has served as the chief executive officer of an international consulting firm and currently serves as the chief executive officer of a clinical trial data management and mobile technology company.

        The Audit Committee held eight meetings during fiscal year 2003. The Audit Committee operates under a written charter adopted by the Board, which is attached to this proxy statement as Appendix A and is also available on our web site at www.gtc-bio.com. For more information about the Audit Committee, see "Audit Committee Report" in this proxy statement.

Compensation Committee

        Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers, employees, directors and consultants, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The current members of the Compensation Committee are Messrs. Bullock (Chair), Miller and Tuck. The Compensation Committee held four meetings during fiscal year 2003. This committee operates under a written charter, which is available on our website at www.gtc-bio.com. Our Board has determined that all of the Compensation Committee members meet the independence requirements under the listing standards of the NASDAQ National Market governing the independence of directors.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Corporate Governance Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. This committee currently consists of the six non-management directors (i.e. those other than Dr. Cox), each of whom the Board has determined meets the independence requirements under the applicable listing standards of the NASDAQ National Market governing the independence of directors. This committee held one meeting during fiscal 2003, in addition to two executive sessions conducted in conjunction with regular meetings of the Board. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on our web site at www.gtc-bio.com.

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder in accordance with the provisions of the Company's by-laws relating to shareholder nominations as described in "Deadline for Stockholder Proposals and Director Nominations" below.

        Once the Nominating and Corporate Governance Committee has identified a prospective nominee, a subcommittee of the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  •
  whether the prospective nominee meets the independence requirements defined under the applicable listing standards of the NASDAQ National Market and audit committee financial expert requirements defined under applicable Securities and Exchange Commission rules and regulations;

  •
  the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

  •
  the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  •
  the extent to which the prospective nominee holds any position that would conflict with responsibilities to GTC.

        If the Nominating and Corporate Governance Committee's internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

Director Compensation

        Director Fees.    Our directors who are not employees of GTC receive compensation for their services as directors in the form of an annual retainer of $12,000, payable in quarterly installments. Directors who are GTC employees do not receive compensation for their service as directors. Members of standing committees also receive an annual retainer of $2,000, payable quarterly, and the Chair of each standing committee receives an annual retainer of $3,000, payable quarterly. In addition, each non-employee director receives $500 for attendance in person (or $250 for participation by conference call) for each Board meeting and each standing committee meeting other than a standing committee meeting held in conjunction with a Board meeting, plus reimbursement of reasonable expenses incurred in attending or otherwise participating in such meetings.

        Stock Options.    All non-employee directors of GTC are currently eligible to participate in our 2002 Equity Incentive Plan. Under our 2002 Equity Incentive Plan, options are automatically granted once a year, on the date of the Annual Meeting of Stockholders, to eligible non-employee directors elected or reelected at the meeting. Each eligible director receives an option to purchase 7,500 shares of common stock for each year of the term of office to which the director is elected (normally 22,500 shares for election to a three-year term of office). Upon an eligible director's election other than at an annual meeting, the director is automatically granted an option to purchase 7,500 shares, for each year or portion of a year of the term of office to which he or she is elected. Options vest as to 7,500 shares on the date the option is granted and on the date of each subsequent Annual Meeting of Stockholders, so long as the optionholder is still a director. The options have a term of ten years and an exercise price, payable in cash or common stock, equal to the opening price of our common stock on the date of grant, as reported on the NASDAQ National Market. If GTC were to have a non-employee Chairperson of the Board, which it does not currently have, the numbers of option shares for the Chairperson would be based on 15,000 shares per year instead of 7,500.

        During fiscal year 2003, Dr. Cox, Ms. McNamara and Mr. Miller all stood for reelection as a director at our 2003 Annual Meeting and, accordingly, Ms. McNamara and Mr. Miller each received an option to purchase 22,500 shares vesting over a three year period. As an employee director, Dr. Cox did not receive such an option.

Certain Relationships and Related Transactions

        Since our initial public offering in 1993, we have entered into several agreements with Genzyme which are summarized below. In fiscal year 2003, we paid Genzyme an aggregate of approximately $3.5 million under the research and development agreement, the services agreement and the lease agreement described below. In addition, Mr. Geraghty is an executive employed by Genzyme.

        Equity Position.    Genzyme is our largest single stockholder, holding 4,924,919 shares of common stock as of April 2, 2004, which represents approximately 13% of our then outstanding common stock. Genzyme also holds four common stock purchase warrants exercisable for 145,000, 288,000, 55,833 and 29,491 shares of common stock at prices of $2.84, $4.88, $6.30 and $6.30 per share, respectively, which were the market prices of the common stock at the time the respective Genzyme warrants were issued. The expiration dates of these warrants range from July 2005 through November 2009. All of the shares held by Genzyme (including shares issuable on exercise of Genzyme warrants) are entitled to registration rights. Genzyme owns approximately 14% of our common stock on a fully diluted basis.

        Stock Buyback.    On April 4, 2002, we repurchased 2.82 million shares of our common stock directly from Genzyme which was recorded as treasury stock. We bought the shares for an aggregate consideration of approximately $9.6 million, consisting of approximately $4.8 million in cash and a promissory note to Genzyme for the remaining $4.8 million. Our common stock was valued at $3.385 per share in this transaction, using the simple average of the high and low transaction prices quoted on the NASDAQ National Market on the previous trading day. Genzyme agreed to a 24-month lock-up provision on their remaining 4.92 million shares of common stock, which was released on April 4, 2004. The $4.8 million promissory note bears interest at the LIBOR plus 1% (LIBOR was at 1.17% at December 28, 2003). The principal is payable in two installments: 50% on April 3, 2005 and the remaining 50% on April 3, 2006. This note is collateralized by a subordinated lien on all our assets except intellectual property.

        Research and Development Agreement.    Under our Research and Development Agreement dated May 1, 1993, we and Genzyme each agreed to provide to the other research and development services relating, in the case of GTC, to transgenic production of recombinant proteins and, in the case of

Genzyme, to the purification of such proteins. Each company receives payments from the other equal to the performing party's fully allocated cost of such services, which can be no less than 80% of the annual budgets established by the parties under the agreement on a month-to-month basis, plus, in most cases, a fee equal to 10% of such costs. The agreement expired on December 31, 1998 and the parties are continuing under this agreement on a month-to-month basis. On July 31, 2001, we entered into a services agreement with Genzyme under which Genzyme may perform manufacturing, research and development and regulatory services for our ATryn® program on a cost plus 5% basis. In fiscal year 2003, we purchased $2,934,000 under this arrangement. In June of 2003, we entered into another services agreement under which we provide certain services to Genzyme for which Genzyme pays us monthly, based on a rate of $250,000 for each full time equivalent employee on an annual basis. Services to be performed under this June 2003 agreement will continue until December 31, 2004, unless earlier terminated.

        Services Agreement.    Under the Services Agreement, we receive certain basic laboratory and administrative support services in exchange for a fixed monthly payment ($12,000 per month from January through June 2003 and $3,000 per month from August through December 2003). The monthly fee is adjusted annually based on the services to be provided and changes in Genzyme's cost of providing the services. If we request additional services from Genzyme, we have agreed to pay Genzyme fully allocated costs of those services. This Services Agreement is automatically renewed each year unless terminated by either party not less than ninety days prior to the end of any annual period. We have made payments of $101,000 for the fiscal year ended December 28, 2003.

        Lease.    Under the Sublease Agreement, we lease certain laboratory, research and office space from Genzyme in exchange for fixed monthly rent payments which approximate the estimated current rental value for such space. In addition, we reimburse Genzyme for our pro rata share of appropriate facilities' operating costs such as maintenance, cleaning, utilities and real estate taxes. The sublease is automatically renewed each year and renewals are subject to earlier termination of the sublease by either party after the initial five-year term. Under the Sublease Agreement, we made payments for the fiscal year 2003 of $356,000.

Compensation Committee Interlocks and Insider Participation

        No person serving on the Compensation Committee at any time during fiscal year 2003 was a present or former officer or employee of GTC or any of our subsidiaries during that year. During 2003, no executive officer of GTC served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board of Directors or Compensation Committee.

PROPOSAL 2

APPROVAL OF OUR AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

        The Board of Directors is seeking stockholder approval of changes to our 2002 Equity Incentive Plan (the "2002 Plan") that are intended to provide a reserve of additional shares for future awards, permit equity compensation awards to be more effectively linked to Company and individual performance, reduce the expense of equity compensation reported on our financial statements should equity compensation expensing become mandatory, permit improved tax treatment for employees who receive equity compensation and help us continue to attract highly-qualified directors.

The Current Plan

        We have relied on the 2002 Plan as an important tool to attract and retain key employees, directors and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Approximately 31 key employees and 6 non-employee (or outside) directors are participating in the 2002 Plan, which is currently administered by the Compensation Committee of the Board.

Summary of Proposed Changes

        The following are the material changes to the 2002 Plan approved by the Board:

  •
  The Compensation Committee will be explicitly authorized to set performance goals to be satisfied before options become exercisable or other awards earned. To the extent that an award is made to any of the five highest-paid executive officers, the Compensation Committee may subject the award to performance conditions based upon the list of business criteria specified under "U.S. Federal Income Tax Consequences Relating to Awards" below for purposes of preserving our tax deduction associated with such awards.

  •
  The types of awards available under the 2002 Plan will be expanded to include restricted stock units, which are described under "Description of Awards" below.

  •
  When the 2002 Plan was approved by stockholders in 2002 to permit 2,500,000 shares to be issued for awards, we did not seek to include in the 2002 Plan's authorized limit any of shares that the been previously granted under our 1993 Equity Incentive Plan ("1993 Plan") but which would subsequently expire or terminate unexercised. We are now seeking in this proposal to add to the shares under the 2002 Plan all shares that are now or subsequently become available upon termination of forfeited or expired options under the 1993 Plan.

  •
  The number of shares reserved for issuance under the 2002 Plan will be increased by 2,000,000 shares, including 382,724 shares previously reserved under the 1993 Plan that were subject to options that have terminated as of April 2, 2004. This will result in a total increase of 2,000,000 in the number of shares currently subject to outstanding options or reserved and available under our equity plans.

  •
  The 2002 Plan currently provides that no more than 20% of the total number of shares received for issuance under the 2002 Plan may be granted to any one participant in any fiscal year of the Company, except that in the case of a new hire the number of shares may be up to 30% of the total number of shares reserved. The 2002 Plan as amended sets forth the annual limits as fixed numbers, namely 400,000 shares for any current participant, and 600,000 shares for any new hire, in each case subject to adjustment for changes in the Company's capitalization.

  •
  Common stock awards under the 2002 Plan are limited in the aggregate to 10% of the maximum number of shares available for issuance under the 2002 Plan unless the award is for consideration of at least 100% of the fair market value of the common stock on the date of grant. The 2002 Plan as amended clarifies that the exclusion for fair market value consideration includes stock paid in lieu of cash bonuses that would be consistent with past bonus practices. The 2002 Plan as amended also excludes from the 10% limitation awards that are subject to vesting only if performance criteria are satisfied.

  •
  The 2002 Plan currently provides for automatic grant to non-employee directors upon election or reelection of a non-statutory stock option to purchase 7,500 shares (15,000 in the case of the Chairman of the Board) for each year of their term. These options become exercisable at the rate of 7,500 for year of service as a director (15,000 per year in the case of the Chairman) but are immediately exercisable in full in the event of a change in control of the Company. Once vested, the options remain exercisable for the balance of their ten year term. Under the 2002 Plan as amended, the Board will be able to exercise its discretion as to the size, type, and exercisability of awards to non-employee directors.

  •
  Loans to executive officers and directors for the exercise of options or the purchase of shares will be prohibited.

  •
  The repricing of stock options will be prohibited without further stockholder approval.

  •
  The 2002 Plan will have a term of ten years unless extended by stockholder approval or terminated earlier by the Board.

  •
  No options will have a term that can exceed ten years.

  •
  Awards will be subject to a minimum three-year vesting schedule with exceptions in the discretion of the Compensation Committee for retirement, death, disability, termination by the Company, change of control, grants to consultants, directors or new hires, awards in lieu of cash compensation and performance vesting.

        A copy of the 2002 Plan as amended and restated, is included as Appendix B to this proxy statement. The foregoing summary description is subject in its entirety to actual provisions of the 2002 Plan as amended and restated.

Reasons for the Changes

        The Board recommends that our stockholders approve the amendments to the 2002 Plan for the following reasons:

  •
  The Board believes that it is important to provide the Compensation Committee with flexibility to set performance goals for options to become exercisable or other awards to be earned so that the Compensation Committee has another tool to effectively tie employee rewards to stockholder benefits.

  •
  Stockholder approval of the business criteria upon which objective performance goals may be established by the Compensation Committee would permit us to take tax deductions under Section 162(m) of the Internal Revenue Code for performance-based awards to certain executive-level employees.

  •
  The rules for accounting for the expense of equity compensation are expected to change in 2005, making it more advantageous to us to use awards other than stock options with time-based vesting.

  •
  Employees and directors may be better served from a tax perspective by the grant of restricted stock units.

  •
  The Board believes that it is important to have a sufficient number of shares available for grant to continue to motivate the existing work force and attract qualified new hires while simultaneously preserving cash for other corporate needs.

  •
  The Board believes that we will be better able to attract prospective outside directors and retain current directors if the Board has the same authority for these awards as it has for others. However, the Compensation Committee and the Board intend to continue the practice of using the same equity awards for all outside directors and not using any type or level of award for one outside director that is different from those for other outside directors.

Description of Awards

        The amended 2002 Plan provides for the following five basic types of awards:

        Stock Options.    The Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options (ISOs) eligible for the special tax treatment described below or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as the Compensation Committee may determine, including by delivery or attestation of ownership of shares of common stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program.

        Restricted Stock.    The Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture.

        Restricted Stock Units.    The Compensation Committee may grant the right to receive shares of common stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of "units," with each unit representing the equivalent of one share of common stock, although they may be settled in either cash or stock. Restricted stock unit awards would represent an unfunded and unsecured obligation of the Company. In the discretion of the Compensation Committee, units may be awarded with rights to the payment of dividend equivalents.

        Unrestricted Stock.    The Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture. It is expected that such awards will generally be made only when shares are awarded in lieu of an otherwise earned cash bonus.

        Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights (SARs), where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of a SAR may not be less than the fair market value of the common stock on the date of grant or in the case of a tandem SAR, the exercise price of the related option.

        Awards under the 2002 Plan may contain such terms and conditions consistent with the 2002 Plan as the Compensation Committee in its discretion approves. In setting the terms of each award, except as noted above, the Compensation Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the participant, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. The Compensation Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. In general, the Compensation Committee has discretion to administer the 2002 Plan in the manner that it determines, from time to time, is in our best interest.

        The Compensation Committee has not granted any SARs, restricted stock, or restricted stock units under the 2002 Plan. On February 13, 2004, the Compensation Committee granted 111,102 shares of unrestricted stock to 35 employees (together with $264,329 in cash to be used for tax withholding purposes) in lieu of cash bonuses for the 2003 fiscal year.

        The maximum aggregate number of shares that may be granted to a Plan participant in any fiscal year is 400,000 (600,000 in the case of a new hire) shares, subject to adjustment for changes in capitalization. Incorporation of these limits are intended to qualify awards as performance-based compensation that is not subject to the $1 million limit on the Federal income tax deduction we may take for compensation paid to certain senior officers.

Shares Available for Issuance under the 2002 Plan

        Our stockholders have authorized a total of 2,500,000 shares of common stock for issuance under the 2002 Plan. As of April 2, 2004, we have granted options to purchase 2,089,745 shares, of which options to purchase 170,245 shares have been subsequently cancelled on termination of employment or otherwise and returned to the 2002 Plan. There remain 580,500 shares available for awards in the 2002 Plan. The number and kind of shares that may be issued under the 2002 Plan are subject to adjustment to reflect stock dividends, recapitalizations, or other changes affecting the common stock. If any award expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for award under the 2002 Plan.

        As of April 2, 2004, there are outstanding under the 1993 Plan options to purchase 2,178,388 shares at prices ranging from $2.16 to $37.75 with expiration dates that range from 2004 to 2012, and options to purchase 382,724 shares have been cancelled on termination of employment or otherwise as of April 2, 2004. Under the proposal, all of the 382,724 cancelled shares would become immediately available for awards under the 2002 Plan, and the shares under any of the options currently outstanding that expire or terminate unexercised or are forfeited or otherwise settled on or after April 2, 2004 shall also become available under the 2002 Plan in the event of any such expiration, termination, forfeiture or settlement.

Amendment and Term of the 2002 Plan

        The Board may amend the 2002 Plan subject to any stockholder approval as the Board determines to be necessary or advisable. Subject to the special limitations on the repricing of stock options, the Compensation Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory stock option, if the Compensation Committee determines that such action would not materially and adversely affect the participant, the award is canceled and the participant receives the net value in cash or other property, the change reduces the benefit of a performance-based vesting award, or the Compensation Committee determines that such action is reasonably necessary to comply with any regulatory, accounting, or stock market listing requirement.

        Unless terminated earlier by the Board or extended by approval of our stockholders, the term of the 2002 Plan will expire on May 26, 2014 if approved at the 2004 Annual Meeting.

U.S. Federal Income Tax Consequences Relating to Awards

        Incentive Stock Options.    An optionee does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the 2002 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise. Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

        Nonstatutory Stock Options.    No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

        Restricted Stock.    Generally, a recipient will be taxed at the time the conditions to earning the award are met. The excess of the fair market value of the shares at that time over the amount paid, if any, by the recipient for the shares will be treated as ordinary income. The recipient may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we receive a tax deduction for the amount reported as ordinary income to the recipient, subject to the limitations of Internal Revenue Code Section 162(m) discussed below. Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as a short or long-term capital gain or loss and will not result in any further deduction by us.

        Unrestricted Stock.    Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

        Restricted Stock Units.    A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

        Internal Revenue Code Section 162(m).    United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a "covered employee") unless the compensation is "performance-based" as defined in Internal Revenue Code Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

        The Compensation Committee has designed the 2002 Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

        In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.

        The Compensation Committee has approved the following list of business criteria upon which it may establish performance goals for deductible performance-based awards made to covered persons: (a) increases in the price of the common stock, (b) product or service sales or market share, (c) revenues, (d) return on equity, assets, or capital, (e) economic profit (economic value added), (f) total shareholder return, (g) costs, (h) expenses, (i) margins, (j) earnings or earnings per share, (k) cash flow, (l) cash balances, (m) customer satisfaction, (n) operating profit, (o) research and development progress, (p) clinical trial progress, (q) licensing, (r) product development, (s) manufacturing, or (t) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the Company generally. The Compensation Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Compensation Committee may deem relevant.

        In connection with the approval of the 2002 Plan as amended and restated, we are seeking stockholder approval of the Compensation Committee's right to develop performance goals based upon the above business criteria for future awards to covered employees. Stockholder approval of these business criteria will enable us to realize a full income tax deduction for awards under the 2002 Plan where the deduction would otherwise be restricted by Internal Revenue Code Section 162(m).

Option Grants and Outstanding Options

        Under the 2002 Plan, we have granted stock options to purchase shares of common stock to the following individuals and groups in the following amounts as of April 2, 2004:

	Number of Shares of Common Stock Underlying 1993 Plan Options (1)	Number of Shares of Common Stock Underlying 2002 Plan Options
Named executive officers
Geoffrey F. Cox Chairman, Chief Executive Officer and President	425,000	215,000
John B. Green Senior Vice President, Chief Financial Officer and Treasurer	274,120	75,000
Gregory F. Liposky Senior Vice President, Operations	65,000	130,000
Harry M. Meade Senior Vice President, Research and Development	264,720	70,000
Daniel S. Woloshen Senior Vice President and General Counsel	58,000	105,000
Paul K. Horan Former Senior Vice President, Corporate Development	50,000	45,000	(2)
All current executive officers as a group (5 persons)	1,086,840	595,000
All current directors who are not executive officers as a group (6 persons)	522,353	105,000
Each nominee for election as a director
Robert W. Baldridge	117,500	—
James A. Geraghty	314,353	—
Other employees as a group (including current officers who are not executive officers)	4,369,137	1,344,745
Total Awards to Date	6,028,330	2,089,745

(1)
While not required, the 1993 Plan numbers are provided as additional information.

(2)
Dr. Horan exercised these options on January 26, 2004.

        No person has received more than five percent of the options granted under the 2002 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets out the status of securities authorized for issuance under our equity compensation plans at December 28, 2003:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)(4)
Equity compensation plans/arrangements approved by the stockholders (1)	3,782,208(2)	5.7322	1,684,529
Equity compensation plans/arrangements not approved by the stockholders	0	—	0

Total	3,782,208	5.7322	1,684,529

(1)
Includes the 1993 Plan, the 2002 Plan and the 2003 Employee Stock Purchase Plan.

(2)
Does not include purchase rights accruing under the 2003 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)
Includes 734,614 shares issuable under the 2003 Employee Stock Purchase Plan and 949,915 shares issuable under the 2002 Plan.

(4)
Up to 10% of the awards under the 2002 Plan may be issued as restricted or unrestricted stock awards. For purposes of this limitation, awards subject to performance vesting and awards granted in lieu of cash bonuses are disregarded.

Vote Required

        Approval of the amendment and restatement of the 2002 Plan will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting. Broker non-votes will not be counted as present or represented for this purpose and, accordingly, will have no effect on the outcome. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of negative votes.

THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL.

EXECUTIVE COMPENSATION

        The following tables contain information regarding our Named Executive Officers' compensation during the fiscal year 2003:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Position	Year		Salary	Bonus	Securities Underlying Options	All Other Compensation (1)
Geoffrey F. Cox Chairman, Chief Executive Officer and President	2003 2002 2001	(3)	$420,056 420,055 168,813	$110,000 112,420 76,000	125,000 140,000 300,000	$6,000 152,434 13,098	(2) (4)
John B. Green Senior Vice President, Chief Financial Officer and Treasurer	2003 2002 2001		267,255 257,005 239,114	48,519 50,321 53,254	50,000 50,000 35,000	6,000 6,000 5,100
Gregory F. Liposky(5) Senior Vice President, Operations	2003 2002		227,894 220,022	44,643 41,976	45,000 50,000	6,000 6,000
Harry M. Meade Senior Vice President, Research and Development	2003 2002 2001		260,784 249,482 212,698	44,105 47,068 47,700	45,000 50,000 20,000	6,000 6,000 5,100
Daniel S. Woloshen(5) Senior Vice President and General Counsel	2003 2002		229,000 219,023	42,800 41,347	45,000 35,000	6,000 6,000
Paul K. Horan(5)(6) Former Senior Vice President, Corporate Development	2003 2002		271,543 260,000	25,421 28,340	45,000 50,000	6,000 4,000

(1)
Unless otherwise noted, the amounts in this column represent our contributions to GTC's 401(k) plan on behalf of the Named Executive Officer.

(2)
Includes reimbursement of $149,434 for relocation expenses.

(3)
For period beginning in July 2001 when Dr. Cox became an executive employee.

(4)
Includes reimbursement of $5,698 for relocation expenses and $4,000 as compensation for serving as a non-employee director from May 2001 until July 2001.

(5)
First became an executive officer during 2002. Information provided includes compensation received during the entire year 2002.

(6)
In January 2004, Dr. Horan resigned from his position with the Company.

Option Grant Table

Option Grants in 2003 Fiscal Year

	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)
Name			Exercise Price per Share	Expiration Date
					5%	10%
Geoffrey F. Cox	125,000	13.94%	$1.45	2/14/2013	$113,987	$288,866
John B. Green	50,000	5.58	1.45	2/14/2013	45,595	115,546
Gregory F. Liposky	45,000	5.02	1.45	2/14/2013	41,035	103,992
Harry M. Meade	45,000	5.02	1.45	2/14/2013	41,035	103,992
Daniel S. Woloshen	45,000	5.02	1.45	2/14/2013	41,035	103,992
Paul K. Horan	45,000	5.02	1.45	2/14/2013	41,035	103,992

(1)
The options listed in this column were granted on February 14, 2003 under our 2002 Equity Incentive Plan and became exercisable with respect to 20% of the shares on the grant date. The remaining 80% of the underlying shares will vest in four equal installments on the first four anniversaries of the grant date.

(2)
The values in this column are given for illustrative purposes only. They do not reflect our estimate or projection of our future stock price. The values are based on an assumption that our common stock's market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option's term. Actual gains, if any, on stock option exercises will depend upon future performance of our common stock's price, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table at the end of a typical ten-year option term, the per share price of our common stock would have to be approximately 63% and 159%, respectively, above the total weighted average exercise price of all options described above ($1.45). The potential value to all our stockholders if our price appreciates at rates of 5% and 10% over ten years would be $35,081,496 and $88,903,399, respectively, assuming a purchase of common stock in 2003 at $1.45 per share and 38,470,889 shares outstanding.

Fiscal Year-End Option Table

        The following table provides information on the total number of exercisable and unexercisable stock options held at December 28, 2003 by the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal year 2003.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Geoffrey F. Cox	267,000	298,000	$45,410	$162,054
John B. Green	166,521	90,600	15,500	62,000
Gregory F. Liposky	76,000	81,000	13,950	55,800
Harry M. Meade	129,326	80,600	13,950	55,800
Daniel S. Woloshen	68,800	69,200	13,950	55,800
Paul K. Horan	29,000	66,000	13,950	55,800

(1)
Based on the difference between the option's exercise price and a closing price of $3.00 for the underlying common stock on December 26, 2003 (our last business day of fiscal year 2003) as reported by the NASDAQ National Market.

Executive Employment Agreements

        Geoffrey F. Cox.    Under the terms of Dr. Cox's employment agreement entered into in July 2001, he is entitled to a minimum base salary of $31,667 per month ($380,000 on an annualized basis), and is eligible to receive performance and incentive bonuses of not less than 40% of his base salary. In calendar year 2003, Dr. Cox received a base salary of $420,000.

        John B. Green.    Under Mr. Green's employment agreement entered into in August 1997, Mr. Green is entitled to a minimum base salary of $150,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. In calendar year 2003, Mr. Green received a base salary of $270,000.

        Harry M. Meade.    Under Dr. Meade's employment agreement, he is entitled to a minimum base salary of $126,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. In calendar year 2003, Dr. Meade received a base salary of $263,000.

        Each of these agreements will remain in effect until terminated according to its terms. In the event that we terminate any of these executive officers without cause or if any of them terminates his agreement for "good reason" after a "change of control" of GTC, as those terms are defined in their respective employment agreements, the executive will immediately be paid the maximum annual bonus for the year he is terminated, prorated for the portion of the year completed, and his then current base salary for a specified severance period, together in one lump sum. In the case of Dr. Cox, the severance period is two years. In the case of Mr. Green, the severance period in the event of a "change of control" is two years and otherwise is one year. In the case of Dr. Meade, the severance period is one year. If Dr. Meade terminates his agreement upon a change of control, his severance payments will be reduced by any income that he derives from a subsequent employer during the severance period. In addition, upon a change of control of GTC, any unvested stock options held by these executive officers would become immediately exercisable in full. In the case of Dr. Cox, such options will remain exercisable for a period of two years. In the case of Mr. Green and Dr. Meade, such options will remain exercisable for the duration of the term of such options as if the termination had not occurred.

        Messrs. Liposky and Woloshen.    Messrs. Liposky and Woloshen entered into Management Agreements in June 2000 and May 1999, respectively. The Management Agreements provide that the executive will receive benefits and severance payments for a one year period at his then-current base salary if GTC terminates the executive's employment without cause, or in Mr. Woloshen's case, without cause including change of control.

        Paul K. Horan.    Dr. Horan entered into an employment agreement when he joined GTC in February 2002. Dr. Horan then resigned from GTC in January 2004. As a result of his departure, under this agreement, Dr. Horan will receive any unpaid amount of his base salary, plus credit for any vacation earned but not taken, and any bonus awarded for the past fiscal year that was not previously paid. In addition, as of the date of his resignation, Dr. Horan's stock options became fully vested and exercisable for a period of eighteen months.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors determines the compensation to be paid to GTC's executive officers, including its Chief Executive Officer. The Committee also administers GTC's employee stock purchase and equity incentive plans, including grants of stock options and other awards. The Committee is currently composed of Messrs. Bullock (Chairman), Miller and Tuck. This report is submitted by the Committee and addresses the compensation policies for fiscal year 2003.

  Compensation Philosophy

        GTC's executive compensation policy is designed to attract, retain and reward executive officers who contribute to GTC's long-term success by maintaining a competitive salary structure as compared with other biotechnology companies. The compensation program seeks to align compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage effective individual performance relative to GTC's current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in GTC to link a meaningful portion of the executive's compensation with the performance of GTC's common stock.

        In executing its compensation policy, the Committee seeks to relate compensation with GTC's financial performance and business objectives as well as to reward each executive's achievement of designated targets relating to GTC's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, GTC believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Committee applies its judgment in reconciling the program's objectives with the realities of retaining valued employees.

        The Company's executive compensation package for the Chief Executive Officer and the other executive officers is composed of three elements:

  •
  base salary;

  •
  annual incentive bonuses based on corporate and individual performance; and

  •
  initial, annual and other periodic grants of stock options under the equity plans.

  Executive Officers other than CEO

        Base Salary.    Our executive officers (other than the Chief Executive Officer whose compensation is addressed separately below) have employment agreements with GTC which set a minimum annual base salary based upon the executive's salary history and internal and external equity considerations. At the beginning of fiscal year 2003, the Compensation Committee reviewed the base salaries actually paid to all executive officers during the prior year. Those annual base salaries were increased in light of each executive's prior performance, tenure and responsibility, as well as independent compensation data. These increases were recommended by the Chief Executive Officer and approved by the Compensation Committee. The aggregate amount for all executive officers did not exceed 104% of their aggregate base salaries in effect as of December 31, 2002.

        Incentive Bonus.    For fiscal 2003, the Committee established a target bonus opportunity for each executive officer. The target bonus opportunity could be exceeded by up to 20% of the target for exceptional corporate and individual performance. Two thirds of the 2003 bonus potential was tied to company-wide goals and one third was tied to the Committee's judgment of each individual's performance measured against goals determined by the Chief Executive Officer. In February 2004, the Compensation Committee reviewed with the Chief Executive Officer the performance of each executive officer and determined the bonus to be paid to each of them based on company performance measured against the company-wide goals and the achievement of the individual's performance goals for 2003. The portion of bonuses based on company-wide goals included assessment of performance measured against a number of goals in the areas of GTC's clinical development, transgenic production capabilities, external programs, business development and financial performance, and other performance goals agreed upon between the Committee and the Chief Executive Officer. In 2003, the incentive bonuses paid to the executive officers ranged from approximately 9.5% to 19.5% of their base salary. The Committee determined that approximately 62% of executive bonuses would be paid in GTC common stock, with the remainder paid in cash.

        Stock Options.    Executive officer compensation also includes long-term incentives through GTC's stock option program, the purpose of which is to:

  •
  highlight and reinforce the mutual, long-term interests between employees and the stockholders; and

  •
  to assist in the attraction and retention of important key executives, managers and individual contributors who are essential to GTC's growth and development.

        In February 2003, the Committee approved annual stock option grants to each of GTC's executive officers. The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to GTC's overall performance. For each stock option grant, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the fair market value of a share of GTC's common stock on the date of grant. Awards to the Named Executive Officers are detailed in the "Summary Compensation Table" in this proxy statement.

  Chief Executive Officer

        The Compensation Committee determines the compensation of Dr. Cox as GTC's Chairman, President and Chief Executive Officer, based upon the same factors as those employed by the Committee for executive officers generally. In addition, the Committee weighs Dr. Cox's leadership, industry prominence and GTC's overall performance as important criteria upon which his compensation is based. His performance goals for 2003 had comparable components to those for the other executive officers. Two thirds of his 2003 bonus potential was tied to company-wide goals and one third was tied to the Committee's judgment of his individual performance measured against previously agreed upon goals determined by the Committee and Dr. Cox.

        During fiscal year 2003, Dr. Cox received a base salary of $420,000, which at his request did not increase from his 2002 base compensation. As a result of GTC's performance measured against company-wide goals and Dr. Cox's achievements compared to his individual goals during 2003, the Committee in February 2004 awarded him a bonus of $103,320, which is equal to approximately 25% of his base salary in 2003. In February 2003, the Committee granted Dr. Cox an option to purchase 125,000 shares of GTC common stock, of which 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the fair market value of a share of GTC's common stock on the date of grant. The Committee determined that approximately 67% of his bonus would be paid in GTC common stock, with the remainder paid in cash.

  Compensation Deductibility

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its Named Executive Officers. This provision excludes certain types of "performance based compensation." Currently, GTC does not expect to pay compensation exceeding this one million dollar limit. Furthermore, the 2002 Equity Incentive Plan contains a limit on the number of stock options and stock appreciation rights that may be granted annually under the plan to any individual so that such awards will qualify for such exclusionary treatment. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

By the Compensation Committee,
Francis J. Bullock, Chair Marvin L. Miller Alan W. Tuck

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on our common stock with the cumulative total stockholder return of the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index during the period from January 3, 1999 to December 28, 2003. The NASDAQ Pharmaceutical Index is comprised of pharmaceutical and biotechnology companies with the SIC Code 283 (Division/Manufacturing, Major Group/Chemical and Allied Products, Industry Group/Drugs) whose securities are traded on the NASDAQ National Market. We believe the NASDAQ Pharmaceutical Index is representative of our peer biotechnology companies.

        This graph assumes an initial investment of $100 on January 3, 1999 in our common stock, the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index, with all dividends, if any, being reinvested. The total stockholder return is measured by dividing the share price change of the respective securities plus dividends, if any, for each fiscal year shown by the share price at the end of the particular fiscal year.

Comparison of the Cumulative Total Return
Among GTC Biotherapeutics, Inc.
the S&P 500 Index and the NASDAQ Pharmaceutical Index

	1/3/99	1/2/00	12/31/00	12/30/01	12/29/02	12/28/03
GTC Biotherapeutics, Inc.	100.00	224.44	254.45	105.07	19.91	53.33
NASDAQ Pharmaceutical Index	100.00	204.81	253.80	215.60	132.88	191.69
S&P 500 Composite Index	100.00	121.04	110.02	96.95	75.52	97.18

INFORMATION ABOUT OUR AUDITORS

Report of the Audit Committee

        In the course of its oversight of GTC's financial reporting process, the Audit Committee of the Board of Directors has:

  •
  reviewed and discussed with management and PricewaterhouseCoopers LLP, GTC's independent auditor, GTC's audited financial statements for the fiscal year ended December 28, 2003;

  •
  discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  received the written disclosures and the letter from the auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  •
  reviewed with management and the independent auditor GTC's critical accounting policies;

  •
  discussed with management the quality and adequacy of GTC's internal controls;

  •
  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  •
  considered whether the provision of non-audit services by the auditor is compatible with maintaining the auditor's independence.

        Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in GTC's Annual Report on Form 10-K for the year ended December 28, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Alan W. Tuck, Chair Robert W. Baldridge Pamela W. McNamara

Independent Auditors' Fees and Other Matters

        The firm of PricewaterhouseCoopers LLP, independent auditor, has audited our financial statements for the year ended December 28, 2003. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for the 2003 year-end audit and to review our quarterly financial reports for filing with the Securities and Exchange Commission during fiscal year 2004. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

        The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2003 and 2002:

	2003	2002
Audit Fees(1)	$231,000	$183,500
Audit-Related Fees(2)	27,000	$10,700
Tax Fees(3)	48,286	$79,405
All Other Fees	—	—

Total	$306,286	$273,605

(1)
Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-related fees are for assurance and related services and consisted primarily of audits of employee benefit plans and consultations regarding accounting, regulatory and financial reporting matters.

(3)
For fiscal 2003 and 2002 tax fees principally included tax compliance fees of $25,000 and $65,380, respectively, and tax advice and tax planning fees of $23,286 and $14,025, respectively.

  Pre-Approval of Non-Audit Services

        In 2003, the Audit Committee pre-approved specific non-audit services subject to cost limits to be performed by PricewaterhouseCoopers LLP in order to assure that these services do not impair the auditor's independence. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform any non-audit services that exceed the pre-approved amounts. All of the non-audit services rendered by PricewaterhouseCoopers LLP in the 2003 fiscal year were pre-approved by the Audit Committee in accordance with these limits.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons owning more than 10% of our registered equity securities, to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of those reports.

        To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during the 2003 fiscal year, we believe that during the 2003 fiscal year, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements.

Deadline for Stockholder Proposals and Director Nominations

        Assuming the 2005 Annual Meeting of Stockholders is not held before April 27, 2005 or after June 25, 2005, if you wish to bring business before or propose director nominations at the 2005 Annual Meeting, you must give written notice to GTC by March 12, 2005 (the date 75 days before the anniversary of the 2004 annual meeting).

        If you intend to bring such a proposal or nomination at the 2005 annual meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide written notice to GTC of such proposal or nomination prior to December 22, 2004.

        Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702: (a) a brief statement outlining the reasons the nominee would be an effective director for GTC; (b) (i) the name, age and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of our common stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with GTC; and (c) (i) the stockholder's name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made and (ii) the number of shares of our common stock that the stockholder and any such other beneficial owner beneficially own. The Nominating and Corporate Governance Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Appendix A

GTC BIOTHERAPEUTICS, INC.

Audit Committee Charter

Purpose

        The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of GTC Biotherapeutics, Inc. is to:

  •
  Assist the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and audits of the Company's financial statements;

  •
  Review the financial reports and other financial information provided by the Company, the Company's disclosure controls and procedures, and its internal accounting and financial controls;

  •
  Assume direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of the outside auditor in preparing or issuing an audit report or related work;

  •
  Oversee the independence of the outside auditor and approve all auditing services and permitted non-audit services provided by the outside auditor;

  •
  Receive direct reports from the outside auditor and resolve any disagreements between management and the outside auditor regarding financial reporting; and

  •
  Carry out the specific responsibilities set forth below in furtherance of this stated purpose.

Committee Membership and Procedures

        Committee members shall be appointed by the Board. The Board shall designate one member of the Committee as its Chair. The Committee shall be comprised of at least three directors, all of whom satisfy the independence requirements of the NASDAQ Stock Market (subject to any cure periods permitted thereunder) and:

  •
  Have no relationship to the Company that may interfere with the exercise of their independent judgment;

  •
  Do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member's capacity as a member of the Board or any of its committees;

  •
  Are not "affiliated persons" (as defined by applicable law or regulation) of the Company or any subsidiary, other than as members of the Board or any of its committees; and

  •
  Are able to read and understand fundamental financial statements in accordance with the requirements of the NASDAQ Stock Market.

        In addition, at least one member of the Committee will have sufficient accounting or related financial management expertise and experience to be designated an "audit committee financial expert"

(as that term is defined by the Securities and Exchange Commission (the "SEC")) and to satisfy any other requirements of the NASDAQ Stock Market regarding financial sophistication.

        The Committee shall conduct its meetings in accordance with this Charter, the procedures of the Board set forth in the by-laws for the Board's meetings, and such other procedures as the Committee may adopt.

Resources and Authority

        In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent legal, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company's outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.

        The Company shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.

Key Responsibilities

        The Committee's role is one of oversight, and it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders, and is responsible for auditing those financial statements.

        The following functions shall be the common recurring activities of the Committee in carrying out its oversight role. The functions are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.

        Appointment of Outside Auditor.    The Committee shall have direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any registered public accounting firm selected to be the Company's outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

        Disclosure Controls and Procedures.    The Committee shall review periodically with management the Company's disclosure controls and procedures.

        Internal Controls.    The Committee shall discuss periodically with management and the outside auditor the quality and adequacy of the Company's internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company's ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls, and discuss with the outside auditor how the Company's financial systems and controls compare with industry practices.

        Accounting Policies.    The Committee shall review periodically with management and the outside auditor the quality, as well as acceptability, of the Company's accounting policies, and discuss with the outside auditor how the Company's accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

        Pre-approval of All Audit Services and Permitted Non-Audit Services.    The Committee shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

        Annual Audit.    In connection with the annual audit of the Company's financial statements, the Committee shall:

  •
  request from the outside auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's objectivity and independence, and take appropriate action to oversee the independence of the outside auditor.

  •
  approve the selection and the terms of the engagement of the outside auditor.

  •
  review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

  •
  perform the procedures set forth below in "Financial Reporting Procedures" with respect to the annual financial statements to be reported.

  •
  review with management and the outside auditor the Company's critical accounting policies and practices.

  •
  recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements should be included in the Company's Annual Report on Form 10-K.

        Quarterly Reports.    In connection with the Company's preparation of its interim financial information to be included in the Company's Quarterly Reports on Form 10-Q, the Committee shall

  •
  review with the outside auditor the Company's interim financial information and the matters required to be discussed by SAS No. 61.

  •
  perform the procedures set forth below in "Financial Reporting Procedures" with respect to the interim financial information to be reported.

  •
  by action of a majority of the Committee or through the Committee Chair, review with the outside auditor, prior to filing with the SEC, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q.

        Financial Reporting Procedures.    In connection with the Committee's review of each reporting of the Company's annual or interim financial information, the Committee shall:

  •
  discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company's financial statements.

  •
  review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

  •
  review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company's financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements.

  •
  resolve any disagreements between management and the outside auditor regarding financial reporting.

        Charter.    The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Complaint Procedures

        Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Appendix B

GTC BIOTHERAPEUTICS, INC.

2002 EQUITY INCENTIVE PLAN
(as Amended and Restated)

1.    Adopted by the Board of Directors on April 9, 2004
2.    For Approval by the Stockholders on May 26, 2004

1.    Purpose.

        The purpose of the 2002 Equity Incentive Plan as amended and restated (the "Plan") of GTC Biotherapeutics, Inc. (f/k/a Genzyme Transgenics Corporation) is to attract, retain and motivate persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company's Common Stock. Certain capitalized terms are used herein as defined in Section 9 below.

2.    Administration.

        The Plan shall be administered by the Committee; provided that the Board may (subject to any regulatory or exchange listing requirements) in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and, subject to the provisions of the Plan, shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan, and to remedy any inconsistencies or ambiguities. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants, a maximum for any one Participant, and such other features of the Awards as may be required by applicable law.

3.    Eligibility.

        All directors, employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4.    Stock Available for Awards.

  (a)
  Amount. Subject to adjustment under Section 4(b), Awards may be made under the Plan for up to Four Million Five Hundred Thousand (4,500,000) shares of Common Stock, plus the number of additional shares of Common Stock subject to awards under the Company's Amended and Restated 1993 Equity Incentive Plan (the "1993 Plan") which on or after April 2, 2004, expire or terminate unexercised or are forfeited or settled in a manner that results in fewer shares outstanding than were awarded under the 1993 Plan, which number of additional shares will not exceed 2,178,388 shares (the maximum if all 1993 Plan shares become available); provided, however, that no more than 10% of the maximum number of shares to be issued under the Plan may be granted as Restricted Stock or Unrestricted Stock Awards. For purposes of calculating such percentage limitation on Restricted Stock and Unrestricted Stock Awards, the following Awards shall be disregarded: (i) any Award that is granted for consideration of at least 100% of the Fair Market Value of the Common Stock on the date of the respective grant (including Awards granted in lieu of the payment of cash bonuses that would be consistent in amount with past cash bonus practices), and (ii) Awards that are subject to performance-based vesting (including Awards subject to Section 8(k)). If any Award made under the Plan expires or terminates unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued outside of the Plan through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

  (b)
  Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee shall (subject in the case of Incentive Stock Options to any limitation required under the Code) equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

  (c)
  Limit on Individual Grants. The maximum number of shares of Common Stock that may be granted in connection with all Awards within any fiscal year to any one Covered Employee under the Plan shall not exceed 400,000 shares, except for grants to new hires during the fiscal year of hiring which shall not exceed 600,000 shares, in each case subject to adjustment under Section 4(b).

5.    Stock Options.

  (a)
  Grant of Options. Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") or (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with his or her hiring may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date he or she accepts the Company's offer of employment or the date employment commences, whichever is lower. No Option shall be an Incentive Stock Option if not granted within ten years from the date on which the Plan or an amendment thereto was last approved for purposes of Section 422 of the Code (the date of such approval being the date on which the Plan or the respective amendment was approved by the Board or the stockholders, whichever was earlier).

  (b)
  Terms and Conditions. Subject to the provisions of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

  (c)
  Payment. No shares shall be delivered upon exercise of any Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.

  (d)
  Term of Option. The term of each Option granted under this Section 5 shall not exceed ten years from the date the Option is granted.

6.    Stock Equivalents.

        Subject to the provisions of the Plan, the Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock ("Stock Equivalents") upon such terms and conditions as the Committee determines. Stock Equivalents may include without limitation phantom stock, restricted stock units, unrestricted stock units, performance units, dividend equivalents and stock appreciation rights ("SARs"). SARs granted in tandem with an Option will terminate to the extent that the related Option is exercised, and the related Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by or in the manner specified by the Committee of not less than 100% of the Fair Market Value of the Common Stock on the date of the grant, or of not less than the exercise price of the related Option in the case of an SAR granted in tandem with an Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, Awards or other property.

7.    Stock Awards.

        Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture ("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the

Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary. Subject to the provisions of the Plan, the Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time ("Unrestricted Stock").

8.    General Provisions Applicable to Awards.

  (a)
  Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. Subject to the provisions of the Plan, the terms of any Award may include such continuing restrictions and forfeiture and/or other penalty provisions relating to competition or other activity detrimental to the Company as the Committee determines.

  (b)
  Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

  (c)
  Dividend, Cash Awards and Loans. Subject to the provisions of the Plan, in the discretion of the Committee, any Award under the Plan may provide for (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award or (iii) one or more loans to a Participant (other than a Participant who is a director or executive officer for purposes of Section 13(k) of the Exchange Act) to permit exercise of, or the payment of any tax liability with respect to, any Award.

  (d)
  Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee otherwise provides in any case, a Participant's employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which he or she renders such service ceases to be an Affiliate of the Company.

  (e)
  Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

  (f)
  Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

  (g)
  Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee's discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

  (h)
  Foreign National Awards. Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

  (i)
  Amendment of Award. Except as provided in Section 8(j) and Section 8(l), the Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant's consent unless:

  (i)
  in the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be);

  (ii)
  the Committee determines that the action is permitted by the terms of Section 8(k);

  (iii)
  the Committee determines that the action is reasonably necessary to comply with any regulatory, accounting, or exchange or stock market listing requirement; or

  (iv)
  in any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

  (j)
  No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under this Plan without further stockholder approval. For this purpose, the term "repricing" shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

  (k)
  Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant's right to receive cash, shares of Common Stock, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 8(k), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(k) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code.

  (l)
  Minimum Vesting Requirements. Each Award granted under the Plan shall vest in accordance with a schedule which does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. This minimum vesting requirement shall not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death, or disability, (ii) accelerate the vesting of an Award in accordance with Section 8(e), (iii) establish a shorter vesting schedule for consultants, directors, or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus, or other cash compensation, or (v) establish a shorter performance-based vesting schedule, including a schedule in accordance with Section 8(k).

9.    Certain Definitions.

        "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has another significant financial interest as determined by the Committee. "Award" means any Option, Stock Equivalent, Restricted Stock, Unrestricted Stock, or Foreign National Award granted under the Plan.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

        "Committee" means any committee of one or more directors appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee it shall be comprised of not less than two directors, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or an "outside director" within the meaning of Section 162(m) of the Code, respectively.

        "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

        "Company" means GTC Biotherapeutics, Inc., a Massachusetts corporation and, unless the context otherwise requires, includes each "subsidiary corporation" of GTC Biotherapeutics, Inc., as defined in Section 424(f) of the Code, from time to time.

        "Covered Employee" means, at any time that Section 162(m) of the Code applies to the Company, a "covered employee" within the meaning of such section.

        "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

        "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

        "Non-Employee Director" means a director of the Company who is not an employee of the Company or of any subsidiary of the Company.

        "Participant" means a person selected by the Committee to receive an Award under the Plan.

        "Performance Goals" means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered "pre-established performance goals" for purposes of Code Section 162(m): (i) increases in the price of the Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total shareholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

        "Performance Period" means the period of service designated by the Committee applicable to an Award subject to Section 8(k) during which the Performance Goals will be measured.

        "Reporting Person" means a person subject to Section 16 of the Exchange Act.

10.    Miscellaneous.

  (a)
  No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company or Affiliate to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

  (b)
  No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

  (c)
  Amendment of Plan. Subject to Section 8(j) and Section 8(l), the Board may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

  (d)
  Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

  (e)
  Effective Date and Term of Plan. Subject to the approval of the stockholders of the Company, the amendment and restatement of the Plan shall be effective on May 26, 2004. Unless earlier terminated by the Board, or extended by approval of the stockholders, the term of the Plan shall expire on the tenth anniversary of the effective date of stockholder approval of the amendment and restatement of the Plan, and no further Awards hereunder shall be made thereafter.

FORM OF PROXY CARD

GTC BIOTHERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 26, 2004

        The undersigned stockholder of GTC Biotherapeutics, Inc. (the "Company") hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 26, 2004, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY (Continued and to be signed on reverse side.)

(REVERSE SIDE OF PROXY CARD)

Annual Meeting of Stockholders of

GTC BIOTHERAPEUTICS, INC.

May 26, 2004

Please date, sign and mail your
proxy card in the envelope provided as soon as possible.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☒
		FOR all nominees	WITHHELD AUTHORITY for all nominees	FOR ALL EXCEPT (see instructions below)
1.	Proposal to elect two directors.	☐	☐
	Nominees:	Robert W. Baldridge James A. Geraghty	( ) ( )
(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •
		FOR	AGAINST	ABSTAIN
2.	Proposal to approve Amended and Restated 2992 Equity Incentive Plan.	☐	☐	☐

To transact such other business as may properly come before the annual meeting or any adjournments thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

SIGNATURE OF STOCKHOLDER	DATE	SIGNATURE OF STOCKHOLDER	DATE

        Note:     Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION
  Who can vote.
  How to vote your shares.
  Proposals to be considered at the annual meeting.
  Quorum.
  Number of votes required.
  Abstentions and broker non-votes.
  Discretionary voting by proxies on other matters.
  How you may revoke your proxy.
  Expenses of solicitation.
  Security Ownership of Certain Beneficial Owners and Management
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEE MATTERS
  Independence
  Board Meetings and Committees
  Shareholder Communications
  Audit Committee
  Compensation Committee
  Nominating and Corporate Governance Committee
  Director Compensation
  Certain Relationships and Related Transactions
  Compensation Committee Interlocks and Insider Participation
PROPOSAL 2 APPROVAL OF OUR AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN
  The Current Plan
  Summary of Proposed Changes
  Reasons for the Changes
  Description of Awards
  Shares Available for Issuance under the 2002 Plan
  Amendment and Term of the 2002 Plan
  U.S. Federal Income Tax Consequences Relating to Awards
  Option Grants and Outstanding Options
  Securities Authorized for Issuance Under Equity Compensation Plans
Equity Compensation Plan Information
  Vote Required
THE DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL.
EXECUTIVE COMPENSATION
  Summary Compensation Table
  Option Grant Table
Option Grants in 2003 Fiscal Year
  Fiscal Year-End Option Table
  Executive Employment Agreements
  Compensation Committee Report on Executive Compensation
STOCK PERFORMANCE GRAPH
Comparison of the Cumulative Total Return Among GTC Biotherapeutics, Inc. the S&P 500 Index and the NASDAQ Pharmaceutical Index
INFORMATION ABOUT OUR AUDITORS
  Independent Auditors' Fees and Other Matters
ADDITIONAL INFORMATION
  Householding of Annual Meeting Materials
  Appendix A
GTC BIOTHERAPEUTICS, INC. Audit Committee Charter
  Purpose
  Committee Membership and Procedures
  Resources and Authority
  Key Responsibilities
  Complaint Procedures
  Appendix B
GTC BIOTHERAPEUTICS, INC. 2002 EQUITY INCENTIVE PLAN (as Amended and Restated)
FORM OF PROXY CARD
  Note